[LETTERHEAD OF SEMPLE & COOPER, P.L.C.]





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



As independent certified public accountants, we hereby consent to the inclusion or our report dated December 30, 1996, on the consolidated financial statements of Capital Title Group, Inc. and Subsidiary for the years ended October 31, 1996 and 1995, in the Company's Form 10-KSB for the years then ended.


/s/ SEMPLE & COOPER, P.L.C.
Phoenix, Arizona
January 29, 1997